Exhibit 99.2

          Sapient Completes Stock-Based Compensation Review

        Separately reports first quarter 2007 financial results


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 12, 2007--Sapient (NASDAQ:
SAPE) announced today that it has completed its stock-based compensation review and filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006. The Company also announced its intent to file by June 15, 2007 its Form 10-Q for the quarter ended March 31, 2007 and separately reported results for that quarter today. All of these filings had been delayed pending completion of the Company's internal review of its historical stock-based compensation practices and related restatement of certain historical financial statements.

    Cumulative additional non-cash stock-based compensation expense recorded as a result of the Company's review and restatement was approximately $47 million on a pre-tax basis over the periods 1996 through 2005. Full details on the impact of the restatement on specific periods are set forth in the Form 10-K and Forms 10-Q filed today.

    Internal Controls Evaluation

    The Company also announced today that, in connection with the finalization of the Company's financial statements for the year ended December 31, 2006, the Company has completed its evaluation of the effectiveness of its internal control over financial reporting.

    This evaluation identified a material weakness as of December 31, 2006 in internal control over financial reporting, as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2: specifically, the Company did not maintain an adequate control environment, as it did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of accounting principles commensurate with its reporting requirements. This weakness was a result of significant disruption to the financial accounting organization, processes and workload during 2006. This disruption came from changes in the finance organization and resultant significant turnover in the Company's finance and accounting staff, including three different Chief Financial Officers during 2006. Other factors that contributed to the disruption included the transition of key accounting and administrative functions and processes to India, and the investigation and restatement of the Company's financial statements relating to historical stock option practices, requiring significant financial research, analysis and incremental recordkeeping. As a result of this material weakness, management concluded that the Company's disclosure controls over financial reporting were not effective as of December 31, 2006 to ensure that information required to be disclosed was recorded and reported on a timely basis. This assessment has been audited by the Company's independent registered public accounting firm.

    During the second half of 2006, the Company began adding members to its accounting and finance staff and implementing additional review procedures in its financial statement close processes to address these issues. Additional actions taken in 2007 to further address these issues included:

    -- hiring and training of additional key personnel in corporate accounting, purchasing, financial planning and analysis, Sarbanes-Oxley compliance, human resources and other open roles;

    -- devoting additional people and resources, led by the newly established function of a Chief Operations and Administrative Officer, to resolve the issues with core transaction accounting;

    -- adding a significant number of people to help stabilize the finance and accounting teams in India and providing additional processes and controls there;

    --  enhancing the Company's information systems; and

    -- completing the stock-based compensation review and restatement.

    Further details are included in the Company's Form 10-K, filed today.

    First Quarter 2007 Financial Results

    Sapient today also announced its financial results for the first quarter ended March 31, 2007, which are described in a separate press release.

    Webcast and Conference Call

    Sapient will host a discussion of its first quarter results at 5:00 p.m. (ET) today, which will be broadcast live on the Internet. For webcast registration information, please go to http://www.sapient.com/about+us/investors.htm. To listen to the call live, please dial 866-800-8652 (inside the U.S.) or 617-614-2705
(outside the U.S.) and enter passcode 65373231 when prompted. A re-broadcast of the call will be available from today at 7:00 p.m.
(ET) through June 19 at 11:59 p.m. (ET) by dialing 888-286-8010 (within the U.S.) or 617-801-6888 (outside the U.S.) and entering passcode 87733070 when prompted.

    About Sapient

    Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps, and Verizon.

    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.

    CONTACT: Media Contact:
             FAMA PR
             Jeff Drew, 617-758-4145
             Cell: 617-233-5109
             jeff@famapr.com
             or
             Investor Contact:
             Sapient
             Noelle Faris, 617-374-3682
             nfaris@sapient.com